Exhibit 99.1

CIT Declares Common Dividend

NEW YORK -- CIT Group Inc. (NYSE: CIT) today announced that its board of directors has declared a quarterly cash dividend of $0.16 per common share on its outstanding common stock. The dividend is payable on Feb. 23, 2018 to common shareholders of record as of Feb. 9, 2018.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with approximately $50 billion in assets as of Sept. 30, 2017. Its principal bank subsidiary, CIT Bank, N.A., (Member FDIC, Equal Housing Lender) has approximately $30 billion of deposits and more than $40 billion of assets. CIT provides financing, leasing, and advisory services principally to middle-market companies and small businesses across a wide variety of industries. It also offers products and services to consumers through its Internet bank franchise and a network of retail branches in Southern California, operating as OneWest Bank, a division of CIT Bank, N.A.

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Contacts

CIT MEDIA RELATIONS:	CIT INVESTOR RELATIONS:
Gina Proia	Barbara Callahan
212-771-6008	973-740-5058
Gina.Proia@cit.com	Barbara.Callahan@cit.com